LMS MEDICAL SYSTEMS INC.

CONTACT:
Andrea Miller, Communications
5252 de Maisonneuve West, Suite 314
Montreal, Quebec, Canada, H4A 3S5
Tel : (514) 488-3461 ext. 222       Fax: (514) 488-1880
www.lmsmedical.com / investor@lmsmedical.com
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For Immediate release

  LMS ANNOUNCES CLINICAL BREAKTHROUGH IN PREDICTING KEY OBSTETRICAL CHALLENGE

MONTREAL, QUEBEC, JUNE 21, 2005 - LMS MEDICAL SYSTEMS (AMEX:LMZ; TSX:LMZ), a
healthcare technology company and developer of the CALM(TM) system (Computer
Assisted Labor Management), today announced the addition to its Decision Support
Suite (DSS) of CALM Shoulder Screen, a new tool focusing on the prediction of shoulder dystocia, a key obstetrical challenge. Over 30,000 babies a year are delivered with this condition in the United States. It is a common source of litigation and failure to adequately predict and/or communicate the risk of shoulder dystocia or injury is often alleged.

Among labor and delivery events that constitute true emergencies, shoulder dystocia is unique in several respects. Shoulder dystocia refers to excessive difficulty in delivering a baby vaginally after the head is born because of the size and position of the shoulders. When the baby's head is born and the shoulders are trapped within the birth canal the umbilical cord is compressed, reducing the amount of oxygen supplied to the baby. Once shoulder dystocia is evident during birth the clinician is faced with no alternative but a series of risky maneuvers that may stretch or injure the nerves leading to the arm (the brachial plexus). Neonatal injuries associated with severe shoulder dystocia can include brachial plexus injury, clavicular fracture and, very rarely, brain damage or death. Most brachial plexus injuries will recover; those that do not result in permanent weakness or paralysis in the arm. While there had been great interest in prediction, shoulder dystocia is currently described as largely
"unpredictable and unpreventable" because current methods are associated with either low detection rates or unduly high false positive rates.

"Our new predictive model has the capacity to improve both early prediction and false positive rates resulting in an opportunity to improve outcomes and patient safety from this serious birth complication," said Dr. Emily Hamilton, Chief
Medical Officer and Founder of LMS. "With CALM Shoulder Screen, health care teams will have empirical information upon which to base policies of intervention, design clinical protocols and empower women and clinicians to make informed choices".

ABOUT LMS: LMS Medical Systems is a leader in the application of advanced mathematical modeling and neural networks for medical use. The LMS Computer
Assisted Labor Management product suite provides physicians, nursing staff and risk managers with innovative obstetrical decision support and risk management tools integrated into robust clinical information systems designed to improve outcomes and patient care for mothers and their infants during labor and delivery.

This press release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. For this purpose, any statements that are contained herein that are not statements of historical fact may be deemed to be forward-looking statements made pursuant to the safe harbor provisions of the Private Securities
Litigation Reform Act of 1995. Without limiting the foregoing, the words
"believes," "anticipates," "plans," "intends," "will," "should," "expects,"
"projects," and similar expressions are intended to identify forward-looking statements. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause actual results, future circumstances, or events to differ materially from those projected in the forward-looking statements. These risks include, but are not limited to, those associated with the success of research and development programs, the adequacy, timing, and results of clinical trials, the regulatory approval process, competition, securing and maintaining corporate alliances, market acceptance of the Company's products, the strength of intellectual property, financing capability, the potential dilutive effects of any financing, reliance on subcontractors and key personnel, and other risks detailed from time-to-time in the Company's public disclosure documents or other filings with the Canadian and U.S. securities commissions or other securities regulatory bodies. The forward-looking statements are made as of the date hereof, and the Company disclaims any intention and has no obligation or responsibility, except as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.